Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Shelter Acquisition Corporation I (“the Company”) on Amendment No. 8 to Form S-1 (File No. 333-253213) of our report dated February 17, 2021, except for paragraph 5 of Note 5 which is dated March 19, 2021, Note 7 which is dated April 29, 2021 and paragraph 3 of Note 1, paragraph 17 of Note 2, paragraph 1 of Note 4 and paragraph 3 and 4 of Note 5 which are dated June 16, 2021 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Shelter Acquisition Corporation I as of December 31, 2020 and for the period from December 11, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Melville, NY

June 24, 2021